Exhibit 23.1

One California Plaza 300 South Grand Avenue, 29th Floor Los Angeles CA 90071 213.670.3200 phone 213.670.3250 fax

April 12, 2007

David Easley, CPA

Controller

Telos Corporation

Re: Request for Consent

Dear Mr. Easley:

We consent to the incorporation by reference of our analysis of the fair market value of Telos Corporation’s Senior Redeemable Preferred Stock and subordinated notes as of the valuation dates of December 31, 2005 and December 31, 2006, with respect to the consolidated financial statements of Telos Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

NAVIGANT CONSULTING, INC.

By:
William Epstein
Managing Director